United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of

the Securities Exchange Act of 1934

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PUBLIC STORAGE

(Name of Registrant as Specified in Its Charter)

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PUBLIC STORAGE

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR OUR ANNUAL MEETING TO BE HELD ON WEDNESDAY, APRIL 26, 2017

This Supplement dated April 4, 2017 amends and supplements the Proxy Statement of Public Storage (“we”, “our” or the “Company”) dated March 17, 2017 (the “Proxy Statement”) with the following information.

Important Information

The Company has filed a definitive Proxy Statement with the Securities and Exchange Commission (the “SEC”) and has furnished to its shareholders a Proxy Statement in connection with the solicitation of proxies for the 2017 Annual Meeting of Shareholders. The Company advises its shareholders to read the Proxy Statement relating to the 2017 Annual Meeting, as amended and supplemented by this Supplement, because it contains important information. Shareholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.

Background to Supplemental Material

Based on information requests from various shareholders, we are providing supplemental information regarding the Company’s diversity, energy and sustainability initiatives for review and consideration in advance of our 2017 Annual Meeting.

Our Commitment to Diversity

We strive to create an environment that allows us to utilize the diversity of our people and ideas as a resource to meet the needs of our diverse customer base. Over the last several years, our commitment to diversity can be seen in the following:

•	The development of a matrix of certain skills (with high emphasis on character and business acumen), age, diversity, independence and other factors used to evaluate potential trustee candidates;

•	Introduction of a mandatory retirement age for trustees to facilitate Board refreshment;

•	An increase in the number of independent trustees;

•	Support for our executive officers to serve on other company boards which benefits Public Storage in broadening the range of viewpoints and experiences represented at the Company; and

•	Support for our publicly traded affiliate, PS Business Parks, Inc.’s (“PSB”) inclusion and diversity efforts, including (1) recruitment to the PSB Board candidates who have not had traditional professional experiences common to most public company directors or prior public company board experience, and (2) promotion and election of Maria R. Hawthorne (who is also a diverse individual) as Chief Executive Officer and a member of the PSB Board.

Public Storage has achieved a high level of diversity at all levels by most measures, as can be seen in the statistics highlighted below.

•	Our Board. Our Board reflects diverse perspectives, including a complementary mix of skills, experience and backgrounds which we believe is paramount to our ability to represent the interests of all our shareholders. Our trustees, two-thirds of whom are now independent, have a broad range of experience in varying fields including finance, real estate, financial reporting, banking, international affairs, and governance. Two of our current trustees are women, including our most recently appointed trustee, Leslie S. Heisz, a retired Managing Director of Lazard Frères & Co. Further, 44% of our current trustees are under the age of 60. Additionally, our Chairman and CEO has also provided meaningful in-person opportunities for the Board to interact with key members of management beyond our executive officers on a quarterly basis.

•	Our Executive Officers, Key Functions and Entire Employee Base. 50% of our current executive officers are diverse based on gender, race or ethnicity (including our CFO, CLO and Chief HR Officer). Similarly, almost all of our key functions are over 60% diverse based on gender, race or ethnicity. The diverse makeup of these key functions is consistent with the broader diversity of our more than 5,000 employees across 38 states, which are over 80% diverse based on gender, race or ethnicity.

We recognize the importance of diversity across our Company and will continue our efforts to further enhance all aspects of diversity, including on our Board and more broadly throughout the Company.

Our Commitment to Environmental Stewardship and Sustainability

We have a number of energy efficiency and sustainability initiatives. Our primary areas of focus are making investments that reduce the components of our various utility requirements (electricity, natural gas and water), and reducing our contribution to the nation’s landfills. In furtherance of these goals, we have implemented the following initiatives:

1.	Reducing energy consumption through the use of efficient lighting technologies.

•	We are employing “on demand” controls, including mechanical timers, push button timers and motion sensors, to provide “just in time” lighting to maximize energy efficiency, reduce waste and minimize electricity consumption when not needed.

•	We are using LED exterior lighting, which uses one-third the wattage of high pressure sodium and metal halide lighting while providing equal or brighter illumination. We have invested close to $20 million for the conversion of over 800 properties since 2013, and we have more than 1,000 properties scheduled for retrofitting in 2017.

2.	Reducing heating and air-conditioning expenses by tightly controlling temperatures and by replacing older equipment with energy efficient systems.

•	We limit heating to 50 degrees in the winter and cooling to 80 degrees in the summer at our facilities, and older systems are being replaced with programmable thermostats to control energy consumption with auto-adjusting temperature controls based on time of day.

•	Since 2012, we have replaced over 4,000 units with higher efficiency HVAC equipment that operates at up to 19% higher efficiency than the minimum regional energy saving requirements, with more than 500 planned for 2017.

3.	Minimizing wasted energy used for heating and cooling from leaks in the “building envelope” at our properties, the thermal barrier made up of walls, the roof and the foundation.

•	In many of our re-roofing projects, we install reflective “cool roofs” that can reduce overall building energy consumption by up to 40% by minimizing winter heat loss and summer heat gain.

4.	Reducing water consumption with efficient plumbing devices and efficient irrigation systems, as well as planting native-landscape species which require less water. Our properties also contain retention and detention ponds and other storm water run-off devices that reduce downstream flooding and erosion of stream banks. These systems also remove pollutants and trash, improving overall cleanliness of the water prior to returning to nearby storm systems, water tables or wetlands.

5.	Reducing the need to recycle, recycling when reductions are not possible and adaptively reusing existing items that may have been discarded as waste in the past to minimize the resources required to create new materials and reduce our contribution to landfills across the country.

•	In the last two years, we recycled over 2,000 tons of materials from our properties, saving 24,800 trees and diverting 7,200 cubic yards from landfill.*

•	All of our packaging materials sold to customers have been made from 100% recycled paper since 2009. In total for the last three years, we have diverted approximately 31,600 cubic yards from landfill and saved 162,600 trees, 67 million gallons of water and 38 million kilowatt hours of power.*

These efforts to ensure long-term sustainability are an investment in our future that we hope will have a direct positive impact on the communities and current and future generations of customers which we serve.

* As estimated by our third-party vendors using calculations based on industry averages and studies from the U.S. Department of Energy and the U.S. Environmental Protection Agency.